Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sempra Energy of our reports dated February 23, 2009, relating to the consolidated financial statements and financial statement schedule of Sempra Energy and subsidiaries and the effectiveness of Sempra Energy’s internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
San Diego, California
February 24, 2009